Exhibit 99.1

HELIUS MEDICAL TECHNOLOGIES, INC. ANNOUNCES

UPLISTING TO NASDAQ AND PRICING OF PUBLIC OFFERING OF

CLASS A COMMON STOCK AND WARRANTS

April 11, 2018 – Newtown, PA – Helius Medical Technologies, Inc. (TSX: HSM, NASDAQ: HSDT) (“Helius” or the “Company”) today announced the pricing of an underwritten public offering of 2,141,900 shares of its Class A common stock and warrants to purchase 2,141,900 shares of its Class A common stock at a public offering price of US$7.47 per share and accompanying warrant, before underwriting discounts and commissions. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $14.1 million. The offering is expected to close on or about Friday, April 13, 2018, subject to customary closing conditions including the approval of the Toronto Stock Exchange.

Helius intends to use the net proceeds from this offering primarily to fund its manufacturing activities for the PoNS device, activities related to its submissions for marketing authorization of the PoNS device to the FDA and other regulatory authorities, commercial launch preparations, and for working capital and general corporate purposes.

The Company’s Class A common stock has been approved for listing on the Nasdaq Capital Market and is expected to begin trading thereon under the symbol “HSDT” on Wednesday, April 11, 2018. The Company’s Class A common stock will continue to trade on the Toronto Stock Exchange under the Symbol “HSM.”

BTIG, LLC and Echelon Wealth Partners Inc. are acting as joint book-running managers for the offering. Helius has granted the underwriters a 30-day option to purchase up to an additional 321,285 shares of Class A common stock and additional warrants to purchase 321,285 shares of Class A common stock at the public offering price, less the underwriting discounts and commissions. The option may be exercised to acquire either shares of Class A common stock, warrants or both at the discretion of the underwriters.

The offering is being made by means of written prospectuses and prospectus supplements that form part of Helius’ existing Canadian MJDS short-form base shelf prospectus dated January 26, 2017, in Canada, and effective U.S. shelf registration statement on Form S-3 dated January 6, 2017, in the United States. Preliminary prospectus supplements and the accompanying prospectuses have been filed with the securities regulatory authorities in all provinces of Canada, pursuant to the Multijurisdictional Disclosure System, and with the Securities and Exchange Commission in the United States. Copies of these documents, as well as the final prospectus supplements and the accompanying prospectuses, will be available on the Company’s profiles on the SEDAR website maintained by the Canadian Securities

Administrators at www.sedar.com or the SEC’s website at www.sec.gov, as applicable. Alternatively, when available, copies of the final prospectus supplements and the accompanying prospectuses may also be obtained for free from BTIG, LLC at 825 Third Avenue, 6th Floor, New York, NY, 10022, by telephone at (212) 593-7555, or by email to equitycapitalmarkets@btig.com or from Echelon at 130 King Street West, Suite 2500, P.O. Box47, Toronto, Ontario, M5H1J8, or by email at ecm@echelonpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About PoNS® Treatment

The Portable Neuromodulation Stimulator (PoNS) is an investigational, non-invasive, medical device designed to deliver neurostimulation through the tongue. Clinical research has shown that electrical stimulation of the tongue, translingual neurostimulation, activates two major cranial nerves – the trigeminal nerve and the facial nerve. Electrical stimulation of these cranial nerves creates a flow of neural impulses that are then delivered directly into the brain stem and cerebellum. PoNS Treatment combines the use of the PoNS device with physical therapy. The Company has completed its clinical trials for balance disorder in patients with mild to moderate traumatic brain injury and plans to submit applications for marketing authorization in the US and other jurisdictions for the PoNS device in the first half of 2018. Additional trials in multiple sclerosis, stroke and cerebral palsy have shown promising results and provide support for pursuing additional indications for use.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a medical technology company focused on neurological wellness. Helius seeks to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.

Cautionary Disclaimer Statement:

Certain statements in this news release are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws.

All statements other than statements of historical fact included in this news release are forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, among others, statements regarding the proposed offering, commencement of trading of the Company’s Class A common stock on The Nasdaq Capital Market, and the company’s future operations, including the expected use of proceeds, future regulatory submissions and approvals or other business initiatives and objectives.

Forward-looking statements are often identified by terms such as “will”, “may”, “should”, “anticipate”, “expects”, “estimate”, “intend” and similar expressions.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the Company’s need to raise additional capital to achieve its business objectives and other risks detailed from time to time in the filings made by the Company with securities regulators.

The reader is cautioned that assumptions used in the preparation of any forward-looking statements may prove to be incorrect. Events or circumstances may cause actual results to differ materially from those predicted, as a result of numerous known and unknown risks, uncertainties, and other factors, many of which are beyond the control of the Company. The reader is cautioned not to place undue reliance on any forward-looking statement. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials, including its Annual Report on Form 10-K and other filings with the United States Securities and Exchange Commission and the Canadian securities regulators and which can be obtained from either at www.sec.gov or www.sedar.com.

The forward-looking statements contained in this news release are made as of the date of this news release and the Company assumes no obligation to update any forward-looking statement or to update the reasons why actual results could differ from such statements except to the extent required by law.

# # #

Investor Relations:

Josh Berg, 425-205-7891

info@heliusmedical.com